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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE
October 31, 1997

                      UNITED NATURAL FOODS, INC. COMPLETES
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                        ACQUISITION OF STOW MILLS, INC.
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Dayville, Connecticut -- October 31, 1997 -- United Natural Foods, Inc. (Nasdaq:
UNFI) announced today that its shareholders have approved the merger of United Natural Foods and Stow Mills, Inc., and that Stow Mills has become a wholly owned subsidiary of United Natural Foods.

United Natural Foods' shareholders approved the issuance of 5.0 million shares of its Common Stock to effect the merger, representing a transaction equity value of approximately $107.5 million, based upon United Natural Foods' October 30, 1997 closing stock price of $21.50 per share. The merger has been structured as a tax-free transaction and will be accounted for as a pooling of interests. The combined company had revenues of approximately $605 million in fiscal 1996 (assuming the companies had been combined for the entire year) and combined revenues for the nine months ended April 30, 1997 of $466 million. The merger is expected to be accretive to earnings per share in the first fiscal year of combined operations prior to the realization of any cost-saving synergies.

Stow Mills, based in Chesterfield, New Hampshire, is a leading distributor of natural foods and related products in the Northeastern, Mid-Atlantic and Mid-Western regions of the United States. Stow Mills distributes a line of over 12,000 natural products including groceries, vitamins and nutritional supplements, refrigerated foods, frozen foods, bulk foods and personal care items. Stow Mills' sales and operating income have increased in each of the last three fiscal years.

Norman Cloutier, Chairman and Chief Executive Officer of United Natural Foods, stated, "The merger brings together two leading natural products distributors with similar business strategies. Importantly, the combined company will allow United Natural Foods to realize synergies that both strengthen the Company's operations and reduce costs. The addition of Stow allows us to enhance penetration in the Mid-West market as well as in the Northeastern and Mid-Atlantic regions. In addition, as a combined company we will be well positioned to take advantage of better buying terms and we will be able to provide our customers with an improved merchandise mix, enhanced marketing and customer service programs and improved distribution logistics, which should result in better support for our customers."
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"Through the integration of the two businesses, we also expect to capture a number of important cost saving synergies including reduced selling, operational, general and administrative expenses as a percentage of combined revenues by eliminating redundancies and leveraging certain functions over a larger revenue base," concluded Mr. Cloutier.

Stow Mills' President Mr. Richard S. Youngman, will serve as President of the Company's Eastern Region. Mr. Barclay McFadden, former Chief Executive of Stow Mills, will not be involved in the management of the Stow Mills subsidiary beyond the end of 1997. Both Mr. Youngman and Mr. McFadden have been nominated to serve as members of United Natural Foods' Board of Directors.

United Natural Foods is one of only two national distributors of natural foods and related products in the United States. With the merger of Stow Mills, United Natural Foods currently serves a national base of approximately 6,500 customers in 46 states. United Natural Foods distributes more than 26,000 high-quality, national, regional and private label products spanning six categories including groceries and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods.

     For more information on United Natural Foods, Inc., via fax at no charge, please dial 1-800-PRO-INFO and enter the Company's ticker symbol UNFI.


FOR ADDITIONAL INFORMATION CONTACT:

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AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
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
Steven Townsend            Laurie Berman        Lynn Sawyer-Landau
Chief Financial Officer    General Information  Analyst Information
(860) 779-2800             (212) 661-8030       (212) 661-8030

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This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's investor relations department).